                            AMENDMENT NO. 1 TO THE
                           STOCK PURCHASE AGREEMENT


          THIS AMENDMENT NO. 1 (this "Amendment") is made as of September 10, 1998 by and among Milnot Holding Corporation, a Delaware corporation ("Buyer"), RH Financial Corporation, a Nevada corporation ("Seller"), and Ralcorp Holdings, Inc., a Missouri corporation ("Guarantor").

          WHEREAS, Buyer, Seller and Guarantor entered into that certain Stock Purchase Agreement, dated as of July 29, 1998 (the "Original Agreement").

          WHEREAS, Buyer, Seller and Guarantor have agreed to amend the Original Agreement.

          NOW, THEREFORE, the parties to this Amendment hereby agree as follows:

          1. The Original Agreement is hereby amended by replacing Section 2.5(f), in its entirety, with the following:

(f)          Payment of Adjustment - As soon as practicable, but no later than
             ---------------------
thirty (30) days after the Closing for the period from July 1, 1998 through and including July 31, 1998, and no later than forty-five (45) days after the Closing for the time period from August 1, 1998 through and including the Closing, Guarantor and Buyer shall jointly determine, as of 11:59 p.m. on July 31, 1998 and as of 11:59 p.m. on the Closing Date (respectively), on an unaudited basis, the balance of the Company's Cash Ledger Account without giving effect to the adjustment in Section 12.5. To the extent that the balance of the Company's Cash Ledger Account so determined as of each such date exceeds or is less than zero ($0), then in the case of an excess Guarantor shall remit promptly the amount of such excess to Buyer and in the case of a deficiency Buyer shall remit promptly the amount of such deficiency to Guarantor. Any payments to be made under this Section 2.5(f) shall bear interest at 12% per annum commencing at the end of the respective period provided above.

          2. This Amendment may be executed in counterparts each of which may contain the signature of only one party but each such counterpart will be deemed an original and all such counterparts together will constitute one and the same Amendment.

          3. Except as hereinabove specifically provided, the Original Agreement shall remain in full force and effect in accordance with the terms and provisions thereof. In the event of any conflict between the terms and provisions of this Amendment and the terms and provisions of the Original Agreement, the terms and provisions of this Amendment shall govern.
                           *     *     *     *    *

          IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT as of the date first written above.


MILNOT  HOLDING  CORPORATION

By:          /s/ Scott Meader
             ----------------
     Name:      Scott  Meader
     Title:     President


RH  FINANCIAL  CORPORATION

By:          /s/ J. R. Micheletto
             --------------------
     Name:       J. R. Micheletto
     Title:      Chief Executive Officer


RALCORP  HOLDINGS,  INC.  (As  Guarantor)

By:          /s/ J. R. Micheletto
             --------------------
     Name:       J. R. Micheletto
     Title:      Chief Executive Officer